Exhibit 4.34

THIRD AMENDMENT TO

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

This Third Amendment to Master Services Agreement (this “Amendment”) dated December 1, 2021 (“Amendment Effective Date”) by and between Syneos Health Commercial Services, LLC (f/k/a inVentiv Commercial Services, LLC) a Syneos Health® group company (“Syneos Health”) and Theratechnologies, Inc. (“Client”). Client and Syneos Health may each be referred to herein as a “Party” and collectively, the “Parties”.

RECITALS

WHEREAS, the Parties entered into that certain Amended and Restated Master Services Agreement effective as of December 14, 2016 as amended by the first amendment dated February 27, 2019 and second amendment dated February 3, 2020 (the “Agreement”); and

WHEREAS, the term of the Agreement expires on November 30, 2021 and the Parties desire to extend the term of the Agreement as set forth herein;

NOW THEREFORE, in consideration of the above Recitals, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby understand and agree as follows:

1.	Capitalized Terms. All capitalized terms used but not otherwise defined in this Amendment shall have the same meaning given to such terms in the Agreement.

2.	Term: Section 11 of the Agreement is hereby deleted in its entirety and replaced with the following:

“11. Term.

The Agreement shall be in effect as of the Effective Date and shall remain in effect until November 30, 2024 (the “Term”) or until such later day as may be set forth in a Project Agreement (it being understood that this Agreement will not terminate in the event the term set forth in a Project Agreement is longer than the term set forth herein). The Parties may extend this Agreement for additional periods of one year each (each an “Additional Term”) by mutual agreement not less than thirty (30) days prior to the end of the then current term.”

3.	Miscellaneous.

a.	Except as specifically amended or modified in this Amendment, each term of the Agreement shall continue to be in full force and effect.

b.

This Amendment may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Amendment via pdf file bearing the signature of a party hereto shall constitute a valid and binding execution and delivery of this Amendment by such party. Such pdf versions shall constitute enforceable original documents.

c.

The terms of this Amendment are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The Parties further intend that this Amendment constitute the complete and exclusive statement of its terms and shall supersede any prior agreement with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement to be effective as of the Amendment Effective Date.

Theratechnologies Inc.		Syneos Health Commercial Services, LLC

By:	/s/ Paul Lévesque	By:	/s/ Phil Moussally

Name:	Paul Lévesque	Name:	Phil Moussally

Title:	President and CEO	Title:	CFO

Date:	January 28, 2022	Date:	12/08/2021

Theratechnologies Inc.

By:	/s/ Philippe Dubuc

Name:	Philippe Dubuc

Title:	SVP & CFO

Date:	27/01/2022

2